Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stride, Inc.

Reston, VA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Stride, Inc. of our reports dated August 9, 2022, relating to the consolidated financial statements, and the effectiveness of Stride, Inc.’s internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended June 30, 2022.

/s/ BDO USA, LLP

Potomac, MD

January 24, 2023